Exhibit 4.4

GALAXY DIGITAL HOLDINGS LP

PROMISSORY NOTE

April 14, 2022

FOR VALUE RECEIVED, the undersigned, Galaxy Digital Holdings LP, a Cayman Islands exempted limited partnership (the “Partnership”), acting by the Partnership GP (as defined below), pursuant to this promissory note, dated as of the date first written above (as amended, restated, extended, supplemented or otherwise modified from time to time, this “Note”), hereby promises to pay to the order of GDH Intermediate LLC, a Delaware limited liability company (together with its successors and assigns, the “Holder”), the principal amount of all Advances (as defined below) outstanding hereunder (as adjusted in accordance with the terms of this Note, the “Principal Amount”), less amounts repaid, together with all accrued and unpaid interest thereon calculated as set forth below.

1.	Certain Definitions. As used in this Note, the following terms have the meanings specified below:

(a)	“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

(b)	“Debtor Relief Law” means the Bankruptcy Code of the United States and all other liquidation, dissolution, winding up, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, compromise, receivership, insolvency, administration, reorganization or similar debtor relief laws of the United States, the Cayman Islands or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

(c)	“Distribution” means any distribution made, or proposed to be made, from the Partnership to one or more Partners in accordance with Article 4 of the Partnership Agreement.

(d)	“Effective Date” means the date first written above.

(e)	“GDHL” means Galaxy Digital Holdings Ltd., an exempted company incorporated under the laws of the Cayman Islands and the ultimate parent of the Holder, together with its successors.

(f)	“Indebtedness” means all obligations of the Partnership for borrowed money and all obligations of the Partnership evidenced by bonds, debentures, notes, loan agreements, letters of credit or other similar instruments.

(g)	“Interest Payment Date” mean (i) the last Business Day of each June and December upon which any Principal Amount remains outstanding and (ii) the Maturity Date; provided that the initial Interest Payment Date shall be December 31, 2022 (to the extent any Principal Amount is outstanding on such date).

(h)	“Interest Period” means the period beginning on (and including) the first date on which an Advance is made hereunder and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date; provided that any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day.

(i)	“Limited Partner” has the meaning assigned to such term in the Partnership Agreement.

(j)	“Note Document” means this Note and any other document or instrument entered into in connection with this Note.

(k)	“Partner” has the meaning assigned to such term in the Partnership Agreement.

(l)	“Partnership Agreement” means the Fourth Amended and Restated Limited Partnership Agreement of Galaxy Digital Holdings LP, dated June 23, 2020, as amended and restated from time to time (which term shall encompass, from and after the consummation of the Reorganization, any replacement limited partnership agreement that the Partnership may enter into in connection with the Reorganization, and any amendment and restatement thereof from time to time).

(m)	“Partnership GP” means Galaxy Digital Holdings GP LLC, a limited liability company formed and registered under the laws of the Cayman Islands and the general partner of the Partnership.

(n)	“Reorganization” means a series of related transactions which the Partnership and GDHL intend to consummate in connection with the re-domiciliation of the Partnership and GDHL as a Delaware limited partnership and corporation, respectively, as a result of which, among other things, GDHL will become the general partner of the Partnership.

Unless a contrary indication expressly appears, any reference to any law, regulation, rule, document, agreement or instrument shall be deemed to include a reference to such law, regulation, rule, document, agreement or instrument as amended, modified, supplemented or waived from time to time.

References in this Note to any action (including, without limitation, any exercise of any power, authority or discretion), omission, or holding of or dealing with any property by the Partnership shall be deemed to refer to such action, omission or holding of or dealing with property by the Partnership acting through its general partner, the Partnership GP, or by the Partnership GP acting in its capacity as general partner of the Partnership.

2.	Advances and Interest. From time to time on or after the Effective Date and prior to the Maturity Date, the Partnership may request that the Holder make advances hereunder (each, an “Advance”). The decision to make any Advance, either in whole or in part, shall be in the Holder’s sole and absolute discretion. The aggregate Principal Amount of all Advances hereunder shall not exceed the aggregate amount of all Distributions to the Holder and/or GDHL in their capacities as Limited Partners. The Holder may record the amount of each Advance in its books and records, and such record shall be conclusive evidence to the extent set forth in Section 4. The unpaid Principal Amount of this Note shall accrue interest daily (“Interest”) at a rate per annum equal to 7.0%. Interest shall be payable semi-annually in arrears in respect of each Interest Period on each Interest Payment Date; provided that any accrued Interest due on any such Interest Payment Date may, in the Holder’s sole and absolute discretion, be capitalized and increase the Principal Amount of this Note as of such Interest Payment Date (and thereafter bear interest as set forth herein) in lieu of being paid by the Partnership in cash. Interest shall be computed on the basis of actual number of days elapsed and a year of 360 days.

3.	Maturity Date. This note shall mature, and the then-outstanding Principal Amount, and any accrued and unpaid Interest thereon, shall be due and payable immediately, on December 31, 2024 (the “Maturity Date”) unless extended in writing by Holder, in its sole and absolute discretion. Any payments hereunder that are required to be made in cash shall be made in immediately available funds, in the lawful currency of the United States, at such location as the Holder shall from time to time designate in writing.

4.	Records. The Partnership agrees that in the absence of manifest error, the records kept by the Holder in its internal accounting records shall be prima facie and presumptive evidence of the outstanding Principal Amount, accrued and unpaid Interest and other amounts outstanding under this Note. The Holder's failure to make an entry, however, shall not limit or otherwise affect the obligations of the Partnership.

5.	Prepayments. The Principal Amount of this Note may, at the option of the Partnership, be prepaid at any time or from time to time, in whole or in part, without penalty or premium.

6.	Representations and Warranties; Covenants. The Partnership hereby represents and warrants to the Holder, as of the date hereof, that:

(a)	the Partnership is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)	the execution, delivery and performance by the Partnership of this Note and of each other Note Document, if any, and the transactions contemplated hereby and thereby are within the power of the Partnership under the Partnership Agreement and have been duly authorized in accordance with the terms of the Partnership Agreement; and

(c)	this Note and each other Note Document, if any, has been duly executed and delivered by the Partnership and constitutes a legal, valid and binding obligation of the Partnership, enforceable in accordance with its terms, subject to Debtor Relief Laws and general principles of equity.

7.	Events of Default. The following events shall constitute “Events of Default” hereunder:

(a)	failure of the Partnership to pay when due and payable (whether on the Maturity Date or otherwise) any portion of the Principal Amount, any accrued Interest thereon or any fee, expense or other amount due hereunder (including pursuant to Section 10 below), and such failure continues un-remedied for five business days;

(b)	the Partnership or any of its material subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such person or to all or any material part of its property is instituted without the consent of such person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding;

(c)	any representation, warranty or certification made or deemed made by the Partnership in any Note Document shall be untrue in any material respect as of the date made or deemed made and such untrue representation, warranty or certification shall remain untrue for a period of 30 days after written notice from the Holder to the Partnership; and

(d)	failure of the Partnership to observe or perform any other covenant, provision or agreement in any Note Document, and such failure continues un-remedied for 30 days after written notice by the Holder to the Partnership.

8.	Acceleration. During the continuance of any Event of Default, upon written notice by the Holder to the Partnership, the obligations of the Partnership under this Note any other Note Documents, including to pay the Principal Amount and accrued and unpaid Interest thereon, shall be accelerated and any such amounts shall become immediately due and payable; provided that upon occurrence of an actual or deemed entry of an order for relief under the U.S. Bankruptcy Code, such amounts shall automatically become due and payable without the need for notice or any further act on behalf of the Holder or any other person.

9.	Assignment. The Partnership may not assign, transfer, delegate, sell or convey any of its rights or obligations hereunder without the prior written consent of the Holder. The Holder may assign, transfer, delegate, sell or convey its rights hereunder, and under any other Note Document, upon written notice to the Partnership.

10.	Costs and Expenses; Indemnification. The Partnership shall (x) pay or reimburse the Holder for all reasonable and documented out-of-pocket costs and expenses incurred in connection with this Note, any other Note Document and the transactions contemplated hereby and thereby and (y) indemnify and hold harmless the Holder and its affiliates, and any of their respective officers, directors, employees, partners, agents, advisors and other representatives (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including legal fees and expenses) of any kind or nature whatsoever (“Losses”) which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with this Note, any other Note Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby and thereby, other than Losses arising from the gross negligence, bad faith or willful misconduct of the Indemnitees. All amounts due under this Section 10 shall be paid within 30 days after written demand therefor (together with backup documentation supporting such reimbursement request).

11.	Illegality and Conflicts. If any provision of this Note is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

12.	Amendments and Waivers. No consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of this Note. This Note shall not be amended or terminated in any manner except by a writing signed by the Partnership and the Holder. The Partnership hereby waives presentment, demand, protest or notice of any kind in connection with the delivery, acceptance, performance or default of this Note and assents to any extension or postponement of time of payment or other indulgence granted by the Holder. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

13.	Notices. Any notice to be delivered under or in connection with this Note or any other Note Document shall be in writing (including electronic mail in PDF format) and shall be deemed to have been sufficiently given or made, for all purposes if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed or sent via electronic mail as follows (or to such other address as the applicable person, or its successor or assign, may notify the other parties hereto in writing from time to time):

To the Holder:

GDH Intermediate LLC

c/o Galaxy Digital Holdings Ltd.

300 Vesey Street

New York, NY 10282

Attention: Andrew Siegel

Email: Andrew.Siegel@galaxydigital.io

To the Partnership:

Galaxy Digital Holdings LP

300 Vesey Street

New York, NY 10282

Attention: Andrew Siegel

Email: Andrew.Siegel@galaxydigital.io

14.	GOVERNING LAW. THIS NOTE AND ANY NON-CONTRACTUAL OBLIGATIONS ARISING OUT OF OR IN CONNECTION WITH IT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK.

15.	JURISDICTION AND VENUE. EACH PARTY AGREES THAT THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, TO THE EXTENT SUCH COURTS WOULD HAVE SUBJECT MATTER JURISDICTION WITH RESPECT THERETO HAVE EXCLUSIVE JURISDICTION TO DETERMINE ANY DISPUTE OUT OF OR IN CONNECTION WITH THIS NOTE (INCLUDING IN RELATION TO ANY NON-CONTRACTUAL OBLIGATIONS ARISING OUT OF OR IN CONNECTION WITH THIS NOTE). EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE.

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IN WITNESS WHEREOF this Note has been executed by the Holder and the Partnership on the Effective Date.

Partnership:

GALAXY DIGITAL HOLDINGS LP,

Acting by: Galaxy Digital Holdings GP LLC, its general partner

By:	/s/ Michael Novogratz
Name: Michael Novogratz
Title: Manager

Holder:

GOH INTERMEDIATE LLC

Acting by: Galaxy Digital Holdings Ltd., its sole member

By:	/s/ Michael Novogratz
Name: Michael Novogratz
Title: Authorized Signatory

[Signature Page to Promissory Note]